UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 28, 2009

InterDigital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

781 Third Avenue, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-878-7800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b) On April 28, 2009, InterDigital, Inc. (the "Company") notified the Listing Qualifications department of The NASDAQ Stock Market LLC ("NASDAQ") that the Company became aware on April 27, 2009 of its noncompliance with NASDAQ Marketplace Rule 5605 ("Rule 5605"), which imposes certain conditions on listed companies, including: (i) a majority of the board of directors must be independent; (ii) the audit committee must have a minimum of three members, all of whom must be independent; (iii) independent directors must exercise oversight of executive compensation matters; and (iv) independent directors must exercise oversight of the director nomination process.

Robert S. Roath, a member of the Company’s board of directors (the "Board"), member and chairman of the audit committee of the Board and member of the compensation and nominating and corporate governance committees of the Board, is not an independent director under Rule 5605(a)(2)(F) because Mr. Roath’s son is a current partner of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Mr. Roath had disclosed this fact to the Company on a number of occasions, but the Company’s counsel had misinterpreted the rule and incorrectly determined that Mr. Roath could be deemed to be independent so long as his son did not work on the Company’s audit at any time.

The death of Robert W. Shaner, who was an independent director of the Company, on September 6, 2008 left six remaining directors on the Board. Mr. Shaner’s death, combined with Mr. Roath’s non-independence, resulted in a determination by the Company that, as of September 6, 2008, a majority of the Board was no longer independent.

The Board convened an emergency meeting on April 28, 2009 to take immediate actions to restore the Company’s compliance with Rule 5605. At the meeting, Mr. Roath resigned from the Company’s audit, compensation and nominating and corporate governance committees, effective immediately. This action cured the Company’s noncompliance with the requirements that only independent directors serve on the audit committee and oversee the Company’s executive compensation matters and director nomination process. In addition, D. Ridgely Bolgiano, who was not an independent director, resigned as a member of the Board, effective immediately. Mr. Bolgiano had recently retired from his employment as vice president and chief scientist of the Company in June 2008 and had planned to step down from his position on the Board in the near future. This action cured the Company’s noncompliance with the requirement that a majority of the Board be independent. Finally, Harry G. Campagna, the chairman of the Board, was appointed to serve as a member of the audit committee to fill the vacancy caused by Mr. Roath’s resignation. In connection with his appointment, the Board, upon the recommendation of the nominating and corporate governance committee, determined that Mr. Campagna meets NASDAQ’s financial literacy requirements. This action cured the Company’s noncompliance with the requirement that the audit committee have at least three members. The Board also determined that Steven T. Clontz, an independent director and a member of the audit committee, is an audit committee financial expert. Therefore, the Company meets NASDAQ’s requirement that at least one audit committee member possess financial sophistication.

As a result of these actions, the Company believes that it has regained compliance with Rule 5605 because currently (i) a majority of the Board is comprised of independent directors, (ii) the audit committee is comprised of at least three members and (iii) the audit, compensation and nominating and corporate governance committees are comprised entirely of independent directors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) At a special meeting of the Board held on April 28, 2009, D. Ridgely Bolgiano resigned from his position as a member of the Board, effective immediately. Mr. Bolgiano recently retired from his employment as vice president and chief scientist of the Company in June 2008 and had planned to step down from his position on the Board in the near future. More information relating to the resignation of Mr. Bolgiano is discussed under Item 3.01 above and is hereby incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterDigital, Inc.

April 30, 2009	By:	/s/ Jannie K. Lau

Name: Jannie K. Lau
Title: Associate General Counsel, SEC